Pricing Sheet dated September 27, 2010 relating to
Preliminary Pricing Supplement  No. 2010-MTNDD633 dated September 20, 2010 and
Offering Summary No. 2010-MTNDD633 dated September 20, 2010
Registration Statement Nos. 333-157386 and 333-157386-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
41,422 3-Month USD-LIBOR-BBA and S&P 500® Index Linked Range Accrual Notes due September 30, 2025
PRICING TERMS – SEPTEMBER 27, 2010
Issuer:	Citigroup Funding Inc.
Underlying index:	S&P 500® Index
Aggregate principal amount:	$41,422,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Underwriting fee and issue price” below)
Pricing date:	September 27, 2010
Original issue date:	September 30, 2010
Maturity date:	September 30, 2025
Interest rate:
Year 1 (for interest payment dates of December 30, 2010, March 30, 2011, June 30, 2011 and September 30, 2011):
▪     9.00% per annum, paid quarterly, regardless of the LIBOR reference rate or the closing value of the underlying index
Years 2 to 15 (for interest payment dates after September 30, 2011 to and including the maturity date):
▪     9.00% per annum, paid quarterly on each interest payment date, multiplied by the number of accrual days and divided by the number of elapsed days during the related accrual period, as explained below
As a result, after the first year following the issuance of the notes, interest will only accrue for each accrual day during the related accrual period, which is a calendar day on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing value of the underlying index is greater than or equal to the index reference level.  If either (i) the LIBOR reference rate is outside the LIBOR reference rate range or (ii) the closing value of the underlying index is not greater than or equal to the index reference level on every elapsed day during a particular accrual period, you will not receive the full contingent coupon rate of 9.00% per annum for the related accrual period.  Additionally, it is possible that either (i) the LIBOR reference rate could remain outside the LIBOR reference range or (ii) the underlying index could remain below the index reference level for extended periods of time or even throughout the period from and including September 30, 2011 to the final interest payment date so that you will receive no quarterly contingent coupons.

Interest payment dates:
Quarterly each March 30, June 30, September 30 and December 30, beginning December 30, 2010.  The amount paid on each interest payment date after September 30, 2011 will depend on the number of accrual days during the related accrual period. There will be no interest payment made on any interest payment date after September 30, 2011 if there are no accrual days during the related accrual period.

Accrual period:
The period beginning on and including September 30, 2011 to but excluding the immediately following interest payment date, and each successive period from and including an interest payment date to but excluding the next interest payment date.  For the last four business days (including all remaining elapsed days) in an accrual period, the LIBOR reference rate or the closing value of the underlying index, as applicable, will not be observed and will assumed to be the same as the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such unobserved days.

LIBOR reference rate:	For any day, the 3-Month USD-LIBOR-BBA rate appearing on Reuters page “LIBOR01” at 11:00 a.m., London, England time, on such day, or if not available on such day, as set forth in “Accrual day” below.
LIBOR reference rate range:	0.00% to 6.50%
Index reference level:	875
Elapsed day:	A calendar day during the relevant accrual period
Accrual day:
An elapsed day on which both (i) the LIBOR reference rate is within the LIBOR reference rate range and (ii) the closing value of the underlying index is greater than or equal to the index reference level.  If the LIBOR reference rate or the closing value of the underlying index is not available on an elapsed day for any reason (including weekends and scheduled holidays), then the LIBOR reference rate or the closing value of the underlying index, as applicable, for such elapsed day will be the LIBOR reference rate or the closing value of the underlying index, as applicable, on the elapsed day immediately preceding such elapsed day.

Day-count convention:
During the first year following issuance, 30/360.  After the first year and until maturity, the interest payment amount per note for any quarterly accrual period will equal the product of $1,000 and the per annum interest rate applicable to that quarterly accrual period divided by 4.

Redemption:
Beginning on September 30, 2011, we will have the right to redeem all of the notes on any interest payment date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest, if any.  If we decide to redeem the notes, we will give you notice at least five business days before the redemption date specified in the notice.

Payment at maturity:	At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and accrued and unpaid interest, if any.
CUSIP:	17308CQL3
ISIN:	US17308CQL36
Listing:	The notes will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in the related offering summary.
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per note	$1,000.00	$35.00	$965.00
Total	$41,422,000.00	$1,449,770.00	$39,972,230.00
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a  fixed selling concession of $35.00 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $35.00 for each note. See “Fees and selling concessions” on page 8 of the related offering summary.
You should read this document together with the offering summary and related preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Offering Summary filed on September 20, 2010:
http://www.sec.gov/Archives/edgar/data/1318281/000095010310002727/dp19243_fwp.htm
Preliminary Pricing Supplement filed on September 20, 2010:
http://www.sec.gov/Archives/edgar/data/831001/000095010310002726/dp19242_424b2.htm
Prospectus Supplement filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm
Prospectus filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding and its affiliates. The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s or The McGraw-Hill Companies and neither makes any representation or warranty regarding the advisability of investing in the securities.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.